December 27, 2016

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read the statements included under Item 4.01 of Form 8-K dated December 27, 2016, of OWC Pharmaceutical Research Corp., to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas